Exhibit 99.1
SYNALLOY DELIVERS REVISED INDICATION OF
INTEREST TO THE EASTERN COMPANY

Spartanburg, SC, February 11, 2015 (GLOBE NEWSWIRE) - Synalloy Corporation (Nasdaq:SYNL), a growth oriented company that engages in a number of diverse business activities including the production of stainless steel pipe, fiberglass and steel storage tanks, and specialty chemicals, and the master distribution of seamless carbon pipe and tube, announced that on February 3, 2015, Synalloy's President and CEO, Craig Bram, delivered an overnight letter to Eastern's Chairman and CEO, Leonard Leganza. In the letter, Bram requested for a second time, the opportunity to meet with Leganza to discuss the possible combination of their respective companies. Synalloy also revised upward its valuation of Eastern from its initial indication of $19.12 per share to $21.00 per share.

As of the time of this press release, Leganza and Eastern have not agreed to meet with Synalloy representatives. Synalloy continues to believe that it is a perfect strategic buyer of Eastern and that $21.00 per share represents a compelling valuation for Eastern shareholders.

For Eastern shareholders to realize a valuation approaching this level, a buyer will need to quickly eliminate a large percentage of Eastern's holding company expenses. With its existing holding company structure, Synalloy is well positioned to pursue this course of action while maintaining a smooth transition for Eastern's operating companies. Absent the presence of a potential buyer, and recognizing Eastern's lack of an articulated growth plan, Eastern shareholders should anticipate that the price of their shares will return to levels posted prior to Synalloy's initial outreach.

The full text of the letter to Eastern follows:

February 3, 2015

Personal and Confidential

Mr. Leonard F. Leganza
Chairman, President and CEO
The Eastern Company
112 Bridge Street
Naugatuck, CT 06770

Dear Len:

Let me first say that the existence of this letter and its contents are currently known only to you, me, Synalloy's advisors and our Board of Directors. Furthermore, since receiving your letter of January 14th in which you notified me that our initial proposal was not in the best interests of Eastern and its shareholders, there have been no discussions with anyone outside of the group listed above as to our intentions going forward.

We remain interested in exploring a combination of our two companies. I think that I adequately expressed the rationale for such a combination in my previous letter, but I would like to add several points that distinguish Synalloy as an excellent partner for Eastern and its operating companies:

•	Synalloy brings extensive experience in manufacturing processes across a number of industries and considerable knowledge in many of the end markets where Eastern is a participant.

•
Under a holding company structure, Synalloy's businesses operate with considerable autonomy. I understand that Eastern's businesses operate in a similar fashion and believe that your management teams would find Synalloy to offer a similarly supportive culture.

•
Following a transaction with Synalloy, the balance sheet of the combined company will be conservatively leveraged, providing for the necessary capital to invest in the existing portfolio businesses and to pursue additional acquisitions. It is likely that a financial buyer would incur excessive leverage to complete any transaction with Eastern, creating possible limitations to your operating businesses in carrying out their future plans.

•
Synalloy has demonstrated itself to be a long-time holder of its businesses. We represent patient capital, which is particularly important when supporting our businesses through multiple business cycles. Other buyers may have limited holding periods for some or all of Eastern's businesses; this frequent owner turnover is a dynamic that Eastern's employees are unaccustomed to experiencing.

•
While acknowledging the Eastern Board's fiduciary duty to realize the best possible price should a transaction take place, we believe that Synalloy represents the perfect strategic partner for Eastern and its employees and customers.

After reviewing additional data on Eastern and updating our financial modeling for the combined entity, we are prepared to increase the valuation under our non-binding expression of interest. Accordingly, Synalloy's new valuation for Eastern is $21.00 per share, subject to the exclusivity and due diligence period described below. From discussions with Eastern shareholders prior to our initial expression of interest, we believe that a valuation at this level would be favorably received. Also, while several Eastern shareholders indicated interest in receiving Synalloy shares as part of the transaction, Synalloy is prepared to make an all cash proposal if that is preferable to the Eastern Board. We anticipate that an all cash proposal would not be subject to any financing conditions.

Should the Eastern Board decide that it is in the best interests of its shareholders to pursue this transaction with Synalloy, among our requirements would be a no-shop provision for a period of 60 days in order for Synalloy to have adequate time to complete due diligence. Of course, the Eastern Board would be allowed a "fiduciary out" provision where they will notify Synalloy of any unsolicited bids.

We believe that $21.00 per share represents compelling value for Eastern's shareholders. This is a premium of 28% over the average monthly closing price of Eastern's shares in calendar 2013 and 2014. It is a premium of 21% over Eastern's share price immediately prior to my initial outreach to you and Eastern's largest shareholders.

Len, I would like to sit down with you to discuss this matter, outside of the public eye. We believe that Synalloy is unique in its ability to understand and support the growth of Eastern's businesses into the future. I look forward to hearing from you.

Sincerely,
Craig C. Bram
President and CEO

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements contain words such as “may,” “will,” “might,” “expect,” “believe,” “anticipate,” “could,” “would,” “estimate,” or “continue,” or the negative thereof or comparable terminology, and may include (without limitation) information regarding Synalloy’s expectations, goals or intentions regarding the future, including, Synalloy’s non-binding preliminary indication of interest to acquire Eastern and the estimated enterprise value of Eastern, among other things. These forward-looking statements are subject to business and economic risk and reflect the current expectations of Synalloy, and involve subjects that are inherently uncertain and difficult to predict. Actual results could differ materially from these forward-looking statements because of factors such as: the possibility that Synalloy’s non-binding preliminary indication of interest will be rejected by Eastern’s board; the possibility that Eastern and Synalloy will be unable to reach agreement on the terms of a business combination transaction; the possibility that, even if Synalloy does enter into a transaction with Eastern, the transaction will not close or that the closing may be delayed; the effect of the announcement of the non-binding preliminary indication of interest on Synalloy’s lenders, strategic relationships, operating results and business generally; the effects of competition, litigation and financial community perceptions; changes in laws and regulations; economic, credit and capital market conditions; and other factors described in Synalloy’s filings made with the Securities and Exchange Commission (the “SEC”) and in Synalloy’s other current and periodic reports filed from time to time with the SEC. All forward-looking statements in this press release are made as of the date hereof, based on information available to Synalloy as of the date hereof, and Synalloy assumes no obligation to update any forward-looking statement.

This communication is not an offer to purchase or a solicitation of an offer to sell any securities. Any solicitation or offer will only be made through materials filed with the SEC. Given the preliminary nature of the inquiry into Eastern, no assurance can be made as to any transaction between Synalloy and Eastern. Were any such transaction to occur, Synalloy and Eastern stockholders and other interested parties would be urged to read these materials when they become available because they would contain important information, and would be able to obtain such documents (when available) free of charge at the SEC’s web site, www.sec.gov. Synalloy and Eastern stockholders and other interested parties would also be able to obtain these documents that are filed by the registrant (when available) for free from the registrant at www.synalloy.com or at 775 Spartan Boulevard, Suite 102, Spartanburg, South Carolina 29301.

CONTACT: Rick Sieradzki at (864) 596-1558